Exhibit 4.1

THIRD CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

HARRINGTON WEST FINANCIAL GROUP, INC.

Pursuant to Section 242 of the General Corporation
Law of the State of Delaware

The undersigned, pursuant to the provisions of the General Corporation Law of the State of Delaware, do hereby certify and set forth as follows:

FIRST:    The name of the corporation is Harrington West Financial Group, Inc.

SECOND:   The amendment to the Certificate of Incorporation to be effected hereby is as follows:

Article 4 of the Certificate of Incorporation is amended in its entirety to read as follows:

“4.       (a)       The total number of shares of stock that the corporation shall have authority to issue is twenty million (20,000,000) shares, divided into two classes, as follows:  fifteen million (15,000,000) shares of common stock having a par value of one cent ($0.01) per share (“Common Stock”); and five million (5,000,000) shares of preferred stock, par value one cent ($0.01) per share (“Preferred Stock”).

(b)       The Board of directors may issue Preferred Stock from time to time in one or more series, for such consideration as the Board of Directors may determine, with such voting power, not exceeding one vote per share, and with such designations, preferences and relative, participating, option or other special rights and qualifications, limitations and restrictions, as shall be stated in the resolution or resolutions providing for the issue thereof. All shares of one series shall be of equal rank and identical in all respects. The powers, designations, preferences, rights, qualifications, limitations and restrictions of each series of Preferred Stock may differ from those of any and all other series at any time outstanding. The Board of Directors is authorized to adopt a resolution at any time (i) fixing or altering the voting powers, designations, preferences, rights, qualifications, limitations and restrictions applicable to any wholly unissued series of Preferred Stock; and (ii) increasing or decreasing the number of shares constituting such series, either before or after issuing shares of such series, but not below the number of such shares then outstanding. Unless and to the extent otherwise required by law, holders of any series of Preferred Stock shall have only such voting rights, if any, as may have been determined by the Board of Directors in connection with the creation of such series or the modification thereof as allowed by this paragraph. In no event shall the Preferred Stock be entitled to more than one vote per share.

(c)       Except as may otherwise be provided in this Certificate of Incorporation (including any certificate filed with the Secretary of State of the State of Delaware establishing the terms of a series Preferred Sock in accordance with Section (b) of this Article 4) or by applicable law, each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote.

(d)       Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board of Directors in its discretion shall determine.

(e)       Upon the dissolution, liquidation or winding up of the corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of the Common Stock shall be entitled to receive the assets of the corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.”

THIRD:    The amendment effected herein was authorized by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon at a meeting of shareholders pursuant to Section 242 of the General Corporation Law of the State of Delaware.

FOURTH:   The capital of the corporation will not be reduced under or by reason of this amendment.

IN WITNESS WHEREOF, I have hereunto set my hand and seal this 4th day of December, 2008.

By:	/s/ CRAIG J. CERNY
Craig J. Cerny
Chairman of the Board and
Chief Executive Officer

By:	/s/ LISA F. WATKINS
Lisa F. Watkins
Vice President, Secretary